Exhibit 12

                CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Millions)


                            Three Months
                               Ended               Year Ended December 31,
                                             ---------------------------------
                           March 31, 1998     1997   1996   1995   1994   1993
                          ---------------    -----  -----  -----  -----  -----

Net Income before
 Cumulative Effect of
 Changes in Accounting
 Principles (1)               $  500        $3,256 $2,607 $  930 $1,693 $1,265

Income Tax Expense               357         2,428  2,624  1,094  1,322  1,389

Distributions Greater Than
 (Less Than) Equity in
 Earnings of Less Than
 50% Owned Affiliates            (26)          (70)    29     (5)    (3)     6

Minority Interest                  2            11      4      -      3     (2)

Previously Capitalized
 Interest Charged to Earnings
 During Period                     7            28     24     47     32     20

Interest and Debt Expense        118           405    471    557    453    390

Interest Portion
 of Rentals (2)                   44           167    158    148    156    169
                              ------        ------ ------ ------ ------ ------
Earnings before Provisions
 for Taxes and Fixed
 Charges                      $1,002        $6,225 $5,917 $2,771 $3,656 $3,237
                              ======        ====== ====== ====== ====== ======

Interest and Debt Expense     $  118        $  405 $  471 $  557 $  453 $  390

Interest Portion
 of Rentals (2)                   44           167    158    148    156    169

Capitalized Interest              11            82    108    141     80     60
                              ------        ------ ------ ------ ------ ------

   Total Fixed Charges        $  173        $  654 $  737 $  846 $  689 $  619
                              ======        ====== ====== ====== ====== ======

------------------------------------------------------------------------------
Ratio of Earnings
 to Fixed Charges               5.79          9.52   8.03   3.28   5.31   5.23
------------------------------------------------------------------------------

(1) The information for 1995 and thereafter reflects the company's adoption of the Financial Accounting Standards Board Statement No. 121,
   "Accounting for the Impairment of Long-Lived Assets and for Long-Lived
    Assets to be Disposed Of," effective October 1, 1995.

(2) Calculated as one-third of rentals.

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